Exhibit 99.1

WorldHeart Reports First Quarter 2007 Financial Results

- Company focused on Levacor™ Rotary VAD -
- Operating expenses reduced by 25% -

Oakland, CA. — May 14, 2007: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation (WorldHeart), a developer of mechanical circulatory support systems, today reported its first quarter 2007 financial results.

Revenue for the first quarter ended March 31, 2007 was $0.8 million, compared with revenues of $3.3 million reported in the first quarter ended March 31, 2006.  The decrease in revenue resulted from the Company’s decision in the 2006 fourth quarter to terminate the Destination Therapy RELIANT trial and reduce other operating costs associated with its first-generation Novacor® LVAS, and focus its efforts on the next-generation Levacor Rotary VAD.

The net loss for the 2007 first quarter was $3.4 million, or $0.03 per share, when 115.1 million weighted average common shares were outstanding, compared with $3.4 million, or $0.06 per share, in the prior year’s first quarter when 55.5 million weighted average common shares were outstanding.  With the implementation of the restructuring plan announced in the fourth quarter of 2006, operating expenses in this quarter are approximately 25% below average quarterly levels during 2006.

“With initial clinical success in Europe with the Levacor VAD, we continue to be encouraged by the potential for this unique technology,” said Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart.  “We are making excellent progress in our development activities as we focus on the Levacor Rotary VAD.  Patients are currently being screened in Canada and we plan to begin a US feasibility trial in the fourth quarter of this year.  At the recent International Society of Heart and Lung Transplantation (ISHLT) meeting in San Francisco, there was keen interest in the newer devices and particular interest in the unique features of the Levacor, such as full magnetic levitation and bearingless operation.”

Additional Financial Information

WorldHeart’s cash and cash equivalents were $9.1 million at March 31, 2007, a decrease of $3.1 million from December 31, 2006. Management intends to maintain reduced spending levels in the near term, while focusing on Levacor VAD development.  The Company is also assessing various financing alternatives, including equity financing transactions as well as corporate collaborations, to strengthen its balance sheet.

Selling, general and administrative expenses for the three months ended March 31, 2007 decreased $0.9 million, or 37%, versus the same period in 2006.  The decrease is due to significantly reduced selling expenses for the Novacor LVAS product and pared administrative costs.

Research and development expenses for the three months ended March 31, 2007 decreased by $1.0 million, compared with the three months ended March 31, 2006.  This decrease was primarily due to a significant reduction in Novacor LVAS research and clinical expenses associated with the restructuring in the fourth quarter of 2006.  In addition, during the 2007 first quarter, the Company recorded a $0.2 million write down to cost of goods sold of redundant Novacor LVAS inventory.

Recent Milestones and Highlights

•                  In April 2007, WorldHeart participated in and exhibited at the ISHLT meeting. Clinicians showed strong interest in the Levacor VAD and participation in upcoming clinical trials.

•                  In March 2007, WorldHeart announced a Levacor Clinical Trial Coordinating Committee of six leading heart failure cardiologists and cardiac surgeons.

•                  During 2006, the first two Levacor feasibility patients were successfully supported, then subsequently weaned from the device following recovery of their native hearts.  Both recipients were discharged home and continue to do well.

About the Levacor VAD

The Levacor VAD is a next-generation rotary VAD.  It is the only bearingless, fully magnetically levitated implantable centrifugal rotary pump in clinical trials.  An advanced, continuous-flow pump, the Levacor uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing.  The proprietary levitation technology employs a unique arrangement of magnetics expected to provide optimal system simplicity and reliability.  In contrast to pumps with blood-immersed mechanical or hydrodynamic bearings, full magnetic levitation eliminates wear within the pump as well as dependence on blood properties for rotor suspension, and is expected to provide improved blood compatibility by allowing greater clearances around the rotor and more idealized flow patterns across a wider range of operation.  The Levacor VAD has been designed to address the needs of current and future heart-failure patient populations with a high safety profile and robust range of operation.

Interested parties may join the teleconference by dialing 866-543-6405 (for North America callers) or 617-213-8897 (for callers outside of North America) and indicating passcode 96006816 at least 10 minutes prior to the start time. A telephonic replay of the call will be available for one week beginning approximately one hour after the call’s conclusion at 888-286-8010 or 617-801-6888, accessed with passcode 48902090.  Additionally, the presentation will be Webcast and can be accessed through the Company’s website, at www.Worldheart.com, by first selecting Investor Relations, then selecting Investor Events and finally selecting the webcast link.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies.  The company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s product development plans and expectations with respect to the Company’s financial resources, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and future commercial acceptance of and demand for the Company’s Levacor VAD product; costs and delays associated with clinical trials; slower Destination Therapy adoption rate for VADs including our Levacor VAD; need for additional financing and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended.

WORLD  HEART CORPORATION
Condensed Consolidated Balance Sheets
(United States Dollars in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Cash and cash equivalents	$9,103	$12,217
Trade and other receivables	1,736	2,298
Inventory	2,824	3,088
Capital assets	955	950
Other assets	1,972	1,945
Total assets	$16,590	$20,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$3,356	$3,527
Accrued site restoration	982	876
Deferred revenue and clinical fees	473	470
Other liabilities	465	919
Total liabilities	5,276	5,792

Total shareholders’ equity	11,314	14,706
Total liabilities and shareholders’ equity	$16,590	$20,498

WORLD HEART CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(United States Dollars and Shares in the thousands except per share amounts)

	Three Months Ended March 31,
	2007	2006

Revenue	$848	$3,285
Cost of goods sold	(1,069)	(1,412)

Gross margin	(221)	1,873

Operating expenses
Selling, general and administrative	1,545	2,456
Research and development	1,869	2,899
Amortization of intangibles	48	48

Total operating expenses	3,462	5,403

Operating loss	(3,683)	(3,530)

Other income (expenses)	253	88
Net loss for the quarter	$(3,430)	$(3,442)

Weighted average number of common shares outstanding	115,073	55,480

Basic and diluted loss per common share	$(0.03)	$(0.06)